Exhibit 99.1

Contact: Navjot Rai
Corporate Communications
760-603-2331

ISIS PHARMACEUTICALS REPORTS POSITIVE PHASE 2 DATA: ISIS 301012 REDUCES CHOLESTEROL AND TRIGLYCERIDES IN PATIENTS WITH HIGH CHOLESTEROL

•                  47% Reduction of ApoB-100

•                  42% Reduction of LDL

•                  46% Reduction of Triglycerides

Isis to Hold Webcast Presentation and Conference Call on Friday, April 28 at 8:30 a.m. E.T.

Carlsbad, Calif. – April 27, 2006 – Isis Pharmaceuticals, Inc. (Nasdaq: ISIS) announced today initial data from the low-dose cohorts of a Phase 2 clinical trial of ISIS 301012 as a single-agent in patients with high cholesterol. ISIS 301012 produced rapid, dose-dependent and prolonged reductions of its target, apoB-100, with concomitant reductions in low density lipoprotein (LDL or “bad” cholesterol), very low density lipoprotein (VLDL), total cholesterol and triglyceride levels in patients with high cholesterol. At a dose of 200 mg/wk for three months, ISIS 301012 achieved a median percent reduction from baseline of 47% in apoB-100, 42% in LDL, 34% in total cholesterol and 46% in triglycerides at day 99. ISIS 301012 was well tolerated in this study. Results from the low-dose cohorts of this study were presented by Mark Wedel, MD, JD, Senior Vice President Development and Chief Medical Officer of Isis at the Arteriosclerosis, Thrombosis and Vascular Biology (ATVB) meeting in Denver, Colorado.

ISIS 301012, a second-generation antisense drug, inhibits apoB-100, a protein critical to the synthesis and transport of the “bad” cholesterol involved in heart disease – LDL and VLDL. Lowering cholesterol and triglyceride levels is a key component to the prevention and management of cardiovascular disease.

The objectives of this Phase 2 study were to evaluate the safety and efficacy of weekly doses of ISIS 301012 as a single-agent in patients with high cholesterol, who are not able to control their cholesterol with just diet and exercise. Data presented represent the three low-dose groups (50, 100 and 200 mg per week) in this study. The study is continuing to explore two higher doses (300 and 400 mg per week). In this double-blind, placebo-controlled (4:1 randomization in each dose group), dose-escalation study, 30 patients with elevated cholesterol levels have been dosed over a period of 3 months with a dose of 50, 100 or 200 mg/week of ISIS 301012. The two lowest dose groups received a loading dose over the first two weeks of the study. ISIS 301012 is being developed by Isis as part of its recently announced collaboration with Symphony GenIsis.

“These are very encouraging results. The level of LDL lowering with ISIS 301012 is comparable to the LDL lowering observed in recent trials studying statins and still only the lower end of the dosing spectrum of ISIS 301012 has been explored so far,” said John Kastelein, MD, Chairman, Department of Vascular Medicine at the Academic Medical Center, Amsterdam. “We look forward to additional clinical results from studies with this exciting drug that is showing statin-like reductions via a non-statin mechanism.”

“The results of this initial Phase 2 study show that all three doses of ISIS 301012 produced attractive lowering of lipids and triglycerides, and were well tolerated. We have demonstrated that 50 mg/week of ISIS 301012 effectively reduces LDL and that 200 mg/week results in statin-like LDL reductions. In addition, we have shown that ISIS 301012 reduces triglycerides significantly,” Dr. Wedel added. “This is a key step forward in the development of ISIS 301012.”

“The results from this trial add to the body of data demonstrating that ISIS 301012 is a novel and effective lipid lowering drug,” Dr. Wedel said. “The predictability of drug concentrations and the effect of ISIS 301012 are particularly impressive and support plans for aggressively continuing development. We believe that ISIS 301012 has the potential to lower cholesterol as an add-on therapy in patients who can not reach their therapeutic target and as an alternative for patients who can not tolerate currently available therapies.”

Key Highlights from Study:

•                  Objectives

•                  To evaluate the safety and efficacy of  weekly subcutaneous doses of ISIS 301012 in patients with high cholesterol not controlled with just diet and exercise

•                  To evaluate the effects of dose and schedule on pharmacokinetics, safety and efficacy of ISIS 301012

•                  Subject Characteristics

•                  Subjects enrolled in the study were previously untreated and the four treatment groups (placebo, 50 mg, 100 mg, and 200 mg) were well matched with regard to baseline parameters. Medians of the four treatment groups ranged from 246-271 mg/dL for total cholesterol and 154-173 mg/dL for LDL.

•                  Efficacy

•                  Because patients in the 50 mg and 100 mg dose groups received a loading schedule, the effects of the three dose groups occurred on different days. The table below shows the effects for each dose group on Day 50 and Day 99. In the webcast, Isis will present detailed data on all days.

Median Percent Change From Baseline

(p values compare to placebo)

	200 mg		100 mg		50 mg
	(Day 50)	(Day 99)	(Day 50)	(Day 99)	(Day 50)	(Day 99)
apoB-100	-36 (p=0.001)	-47 (p<0.001)	-29 (p<0.001)	-23 (p=0.005)	-32 (p=0.005)	-22 (p=0.14)

LDL	-30 (p<0.001)	-42 (p<0.001)	-17 (p<0.001)	-22 (p=0.05)	-22 (p=0.03)	-12 (p=0.57)

Total cholesterol	-25 (p<0.001)	-34 (p<0.001)	-15 (p=0.005)	-15 (p=0.29)	-18 (p=0.02)	-12 (p=0.66)

Triglycerides	-34 (p=0.08)	-46 (p=0.04)	-39 (p=0.28)	-22 (p=0.73)	-33 (p=0.57)	-7 (p=0.57)

Non-HDL	-34 (p=0.003)	-44 (p<0.001)	-19 (p=0.005)	-21 (p=0.07)	-20 (p=0.01)	-17 (p=0.51)

There were no statistically significant increases in HDL

•                  Duration of response (time to return to 90% of baseline LDL after last dose)

•                  50 mg/week                                                                                  0.4 months

•                  100 mg/week                                                                            2.0 months

•                  200 mg/week                                                                            5.2 months (projected)

•                  Safety

•                  No drug-related severe adverse events

•                  One transient ALT elevation, 60 days post-dosing, 3.4 times upper limits of normal

•                  Mild transient injection site reactions

•                  No other laboratory or clinical abnormalities

ABOUT ISIS 301012

ISIS 301012, a second-generation antisense drug, inhibits apoB-100, a protein critical to the synthesis and transport of the “bad” cholesterol involved in heart disease — low density lipoprotein cholesterol (LDL) and very low density lipoprotein (VLDL). Lowering cholesterol and triglyceride levels is a key component in the prevention and management of cardiovascular disease.

Development plans for ISIS 301012 are to rapidly develop the drug for patients with familial hypercholesterolemia (FH), a genetic disorder that causes extremely high cholesterol levels and results in the early onset of heart disease. ISIS 301012 has the potential to provide an accelerated pathway to commercialization because of the unmet medical need in this desperate patient population. Additional trials are designed to address the larger commercial market represented by the traditional population of patients with high cholesterol, who are still not reaching their targeted cholesterol levels.

In September 2005, Isis initiated the Phase 2 development program of ISIS 301012. Phase 2 trials of ISIS 301012 are being conducted in patients with high cholesterol. Isis is continuing its Phase 2 single-agent trial using higher dosing (300 and 400 mg/wk) of ISIS 301012 in patients with high cholesterol. Isis is also conducting a Phase 2 trial of ISIS 301012 in combination with statin therapy in patients with high cholesterol. Isis is also conducting Phase 2 studies of ISIS 301012 in FH.

In Phase 1 trials, ISIS 301012 produced rapid, dose-dependent and prolonged reductions of its target, apoB-100, with concomitant reductions in LDL, VLDL, total cholesterol and triglycerides in normal subjects with elevated cholesterol. In a drug-drug interaction study, ISIS 301012 did not interact with simvastatin or ezetimibe, currently available lipid lowering drugs with which ISIS 301012 may be dosed in combination. Additionally, the drug has been well tolerated.

ABOUT CHOLESTEROL AND CARDIOVASCULAR DISEASE
According to the American Heart Association, an estimated 107 million American adults have total blood cholesterol values of 200 mg/dL and higher, and of these about 38 million American adults have levels of 240 or above. In adults, total cholesterol levels of 240 mg/dL or higher are considered “high risk”. Levels from 200 to 239 mg/dL are considered “borderline-high risk”. Low-density lipoprotein, or LDL, known as the “bad” cholesterol, can clog arteries, increasing the risk of heart attack and stroke.

According to the World Health Organization (WHO), heart disease and stroke kill 17 million people a year, which is almost one-third of all deaths globally. By 2020, the WHO projects that heart disease and stroke will become the leading cause of both death and disability worldwide, with the number of fatalities projected to increase to over 20 million a year and by 2030 to over 24 million a year.

Familial hypercholesterolemia is a dominantly inherited genetic condition that results in markedly elevated LDL (low-density lipoprotein) cholesterol levels beginning at birth, and resulting in heart attacks at an early age. Affected people have consistently high levels of low-density lipoprotein, which leads to premature atherosclerosis of the coronary arteries.

ABOUT ISIS’ SYMPHONY GENISIS COLLABORATION

In April 2006, Isis entered into a collaboration with Symphony Capital Partners, L.P. and a group of co-investors to form Symphony GenIsis, Inc., capitalized with $75 million, to fund the development of Isis’

cholesterol-lowering drug, ISIS 301012, and two novel drugs from Isis’ metabolic disease program. Isis licensed to Symphony GenIsis the intellectual property for its apoB-100, glucagon receptor (GCGR) and glucocorticoid receptor (GCCR) programs. The financing will support Isis’ development of ISIS 301012 through the completion of registration-supporting clinical studies in patients with familial hypercholesterolemia and the completion of Phase 2b clinical trials in patients with high cholesterol. The financing will also support Isis’ development of two novel diabetes drugs through initial proof of concept in human clinical trials. In addition to providing the financial support to move these drugs forward aggressively, the transaction allows Isis to continue to control and manage the development of ISIS 301012 and two other potentially valuable drugs through key development milestones.

WEBCAST PRESENTATION AND CONFERENCE CALL INFORMATION

Isis will conduct a live webcast presentation with slides and conference call to discuss this press release Friday, April 28 at 8:30 am Eastern time. To participate over the Internet go to http://www.videonewswire.com/event.asp?id=33534 or http://www.isispharm.com. A replay of the webcast will be available at these addresses for a limited time.

ABOUT ISIS PHARMACEUTICALS, INC.

Isis is exploiting its expertise in RNA to discover and develop novel drugs for its product pipeline and for its partners. The Company has successfully commercialized the world’s first antisense drug and has 15 drugs in development. Isis’ drug development programs are aimed at treating cardiovascular, metabolic and inflammatory diseases. Isis’ partners are focused in disease areas such as inflammatory, ocular, viral and neurodegenerative diseases, and cancer. In its Ibis division, Isis is developing and commercializing the Ibis biosensor system, a revolutionary system to identify infectious organisms. As an innovator in RNA-based drug discovery and development, Isis is the owner or exclusive licensee of approximately 1,500 issued patents worldwide. Additional information about Isis is available at www.isispharm.com.

This press release includes forward-looking statements regarding the development, therapeutic potential of ISIS 301012 to lower high cholesterol as well as the drug’s safety profile. Any statement describing Isis’ goals, expectations, intentions or beliefs is a forward-looking statement and should be considered an at-risk statement, including those statements that are described as Isis’ goals. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics, and in the endeavor of building a business around such products. Isis’ forward-looking statements also involve assumptions that, if they never materialize or prove correct, could cause its results to differ materially from those expressed or implied by such forward-looking statements. Although Isis’ forward-looking statements reflect the good faith judgment of its management, these statements are based only on facts and factors currently known by Isis. As a result, you are cautioned not to rely on these forward-looking statements. These and other risks concerning Isis’ programs are described in additional detail in Isis’ annual report on Form 10-K for the year ended December 31, 2005, which is on file with the U.S. Securities and Exchange Commission (SEC) and available from the Company.

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